Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Vice President and CFO 517/372-9200

Neogen reports 27% increase in quarterly net income

LANSING, Mich., March 26, 2013 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the third quarter of FY 2013, which ended Feb. 28, increased 27% to $6,652,000, or $0.27 per share, compared to the prior year’s third quarter net income of $5,244,000, or $0.22 a share. Year to date, nine-month net income increased 22% to $20,158,000, or $0.83 per share, compared to $16,485,000, or $0.69 per share, in the prior year.

Third quarter revenues were $51,055,000, an increase of 14% from the previous year’s third quarter revenues of $44,912,000. Year to date, nine-month revenues increased 12% in the current fiscal year to $151,522,000 from FY 2012’s $135,501,000.

“We are pleased to report another record-breaking quarter for revenues and even bigger income growth,” said James Herbert, Neogen’s chief executive officer and chairman. “The growth and improved earnings are the result of increased market share, new products, and revenues from recent acquisitions. The quarter also saw the opening of several new market opportunities that should help fuel future growth.”

Neogen’s gross margin increased to 53.5% of sales in its third quarter, compared to 51.0% of sales for FY 2012’s third quarter. For the year to date, gross margins were also 53.5%, reflective of a shift in product mix toward higher margin products, including food safety diagnostics, rodenticides, new products acquired in the Macleod acquisition, and manufacturing efficiencies. Operating expenses increased during the quarter, primarily as a result of investments made in the company’s sales and marketing infrastructure, and personnel and related expenses absorbed through acquisition.

“Cost reductions in raw material and productivity improvements, in addition to the favorable product mix, have pushed up gross margins,” said Lon Bohannon, Neogen’s president and chief operating officer. “We are also pleased to report third quarter sales that were not only substantially above last year, but also higher than our traditionally strong second quarter. Growth in revenues from new products launched in the last 18 months along with solid growth in many of our existing market segments contributed to the strong third quarter sales performance.”

The third quarter was the 84th quarter of the past 89 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last eight years.

“As our balance sheet shows, we have been able to continue to grow our available cash balance even with three cash acquisitions within the past 12 months,” said Steve Quinlan, Neogen’s chief financial officer. “This positions us well to pursue all available avenues of growth, including further synergistic acquisitions.”

Sales of Neogen’s extensive line of food allergen tests increased in the third quarter of FY 2013 when compared to the prior year’s third quarter, as food processors continued implementing programs to comply with components of the United States’ Food Safety Modernization Act (FSMA) of 2011. The allergen testing by food processors helps prevent the contamination of non-allergenic products with known food allergens.

Sales of Neogen’s test kits for meat speciation, and complementary Scotland-based laboratory services, more than tripled on a quarter-to-quarter comparison as the company responded to the horse meat scandal in Europe, where product represented as ground beef was found to contain horse and pig meat. This response helped the company’s Neogen Europe subsidiary achieve an 18% increase in revenues for the third quarter when compared to the prior year quarter.

The third quarter also saw a significant increase in the sales of Neogen’s line of dairy antibiotic tests. This increase, when compared to FY 2012’s third quarter, was due to timing of international shipments to a distributor as well as increases in sales of the product line in Brazil. The increase was also due to continued market acceptance of Neogen’s BetaStar® Combo product, which simply and accurately detects both beta-lactam and tetracycline antibiotics. Sales of tests to detect histamine also increased significantly in the third quarter when compared to the same quarter in FY 2012. Histamine is a toxin produced post harvest in certain types of fish, especially tuna, if they are improperly handled.

Revenues from the company’s genomics testing service business increased approximately 20% in the third quarter, compared to the prior year quarter. This increase was due to the increased sample volumes from the existing customer bases, including the beef cattle business. The improvement was also due to increased sales efforts for these services in both Brazil and Europe.

Sales of Neogen’s rodenticides continued their strong rebound in FY 2013, increasing significantly from the prior year’s comparable third quarter, as sales returned to their historical norms after regulatory changes caused a decline in Neogen’s rodenticide sales in its 2012 fiscal year.

Sales of Uniprim®, a leading veterinary antibiotic, continued to be strong since its acquisition from Macleod Pharmaceuticals in October 2012. Uniprim is a prescription-only combination of trimethoprim and sulfadiazine that provides effective antibacterial activity against a wide range of infections in animals. The current quarter also included a significant increase, when compared to the third quarter of FY 2012, in sales of its veterinary detectable D3 Needles™. Neogen’s D3 Needles are exceptionally strong to lessen the chance they may break off when treating an animal, and also easily detectable in standard meat processing metal detectors in the unlikely event they ever break.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28/29		Nine months ended Feb. 28/29
	2013	2012	2013	2012
Revenue
Food Safety	$25,312	$21,923	$77,537	$67,247
Animal Safety	25,743	22,989	73,985	68,254

Total revenue	51,055	44,912	151,522	135,501
Cost of sales	23,742	22,020	70,409	66,975

Gross margin	27,313	22,892	81,113	68,526
Other expenses
Sales & marketing	10,533	8,929	30,232	25,662
Administrative	5,132	4,660	14,510	12,846
Research & development	1,982	1,754	5,901	4,976

Total other expenses	17,647	15,343	50,643	43,484

Operating income	9,666	7,549	30,470	25,042
Other income (expense)	394	595	544	543

Income before tax	10,060	8,144	31,014	25,585
Income tax	3,450	2,900	10,950	9,100

Net income	$6,610	$5,220	$20,064	$16,448
Net loss (income) attributable to non-controlling interest	42	24	94	37

Net income attributable to Neogen Corp	$6,652	$5,244	$20,158	$16,485
Net income attributable to Neogen Corp per diluted share	$0.27	$0.22	$0.83	$0.69
Other information:
Shares to calculate per share	24,402	23,988	24,303	23,999
Depreciation & amortization	$1,812	$1,578	$5,103	$4,489
Interest income	33	30	114	78
Gross margin (% of sales)	53.5%	51.0%	53.5%	50.6%
Operating income (% of sales)	18.9%	16.8%	20.1%	18.5%
Revenue increase vs. FY 2012	13.7%		11.8%
Net income increase (decrease) vs. FY 2012	26.6%		22.0%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28	May 31
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$74,566	$68,645
Accounts receivable	38,694	35,652
Inventory	41,082	34,992
Other current assets	5,729	4,652

Total current assets	160,071	143,941
Property & equipment	33,414	29,933
Goodwill & other assets	87,540	77,726

Total assets	$281,025	$251,600
Liabilities & Equity
Current liabilities	$22,569	$19,979
Long-term debt	—	—
Other non-current liabilities	12,758	12,567
Equity: Shares outstanding 23,922 in Feb. & 23,620 in May	245,698	219,054

Total liabilities & equity	$281,025	$251,600

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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